LONGEVITYFP US EQUITY LARGE-CAP 500 INDEX FUND N-2

Exhibit 99.(s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

LongevityFP US Equity Large-Cap 500 Index Fund (1960)

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, $0.01 par value per share	Other(1)			$200,000,000	0.00013810	$27,620
	Other	Rights to purchase Common Shares(2)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf
Fees Previously Paid	Equity	Common Shares, $0.01 par value per share
	Other	Rights to purchase Common Shares
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf
Carry Forward Securities
Carry Forward Securities	Equity	Common Shares, $0.01 par value per share, and Preferred Shares
Total Offering Amounts								$27,620
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$27,620

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to purchase Common Shares, including any shares issued pursuant to an over-subscription privilege or a secondary over-subscription privilege, will be shares registered under this Registration Statement.

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